Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 12 DATED NOVEMBER 1, 2019

TO THE PROSPECTUS DATED APRIL 16, 2019

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 16, 2019 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement No. 12 is to disclose our acquisition of a multifamily property.

Multifamily Property Acquisition

The disclosure appearing under the heading “Investment Portfolio—Investments in Real Property” beginning on page 114 of our prospectus is supplemented with the following:

On October 29, 2019, we acquired a fee-simple interest in a multifamily property (the “Thornton Apartments”) for $180.2 million, excluding closing costs. The Thornton Apartments are a high-quality, 2018-construction midrise multifamily property totaling 439 units located in Alexandria, Virginia, with easy access to Washington DC’s Central Business District as well as the planned future home of Amazon HQ2 in National Landing, Virginia. The Thornton Apartments were 90% leased as of the acquisition date and are centrally located within close proximity to major employment centers in Northern Virginia with significant concentrations in the cybersecurity, information technology, and defense sectors. Nearby the Thornton Apartments are major transportation nodes including I-495 and US-1 and Metrorail with access to downtown Washington DC, and over 500 retailers and 100 restaurants in Old Town Alexandria. The Thornton Apartments’ surrounding demographics represent an affluent and mature resident profile, coupled with employment growth in the defense and cybersecurity/tech industries.

SREIT-SUP12-1119